Exhibit T3B.16

The English translation is an unofficial translation and in the event of a conflict between the English and the Swedish text versions, the Swedish text version shall prevail.

Bolagsordning för Intrum Holding AB, org.nr 556723-5956

Articles of association of Intrum Holding AB, Reg. No. 556723-5956

§ 1	Firma - Name

Bolagets firma är Intrum Holding AB.

The company’s name is Intrum Holding AB.

§ 2	Säte - Registered Office

Styrelsen har sitt säte i Stockholm.

The board’s registered office shall be situated in Stockholm,

§ 3	Verksamhetsföremål - Object of the company’s business

Bolaget har till föremål för sin verksamhet att, direkt eller indirekt, äga och förvalta lös och fast egendom, aktier, andelar, och andra värdepapper samt bedriva därmed förenlig verksamhet.

The object of the company’s business is to, directly or indirectly, own and manage real property and chattels, shares and other securities, and carry out any other activities compatible therewith.

§ 4	Redovisningsvaluta - Accounting currency

Bolaget skall ha sin redovisningsvaluta i svenska kronor (SEK).

The company’s accounting currency shall be Swedish kronor (SEK).

§ 5	Aktiekapital och aktier - Share capital and shares

Bolagets aktiekapital skall uppgå till lägst 100 000 SEK och till högst 400 000 SEK. Antalet aktier i bolaget skall uppgå till lägst 1 000 och till högst 4 000.

The company’s share capital shall not be less than SEK 100, 000 and not more than SEK 400,000. The company shall have not less than 1,000 shares and not more than 4,000 shares.

§ 6	Räkenskapsår - Financial year

Bolagets räkenskapsår skall vara kalenderår.

The company’s financial year shall be the calendar year.

§ 7	Styrelse - Board of directors

Styrelsen skall, till den del den utses av bolagsstämma, bestå av lägst en (1) och högst do (10) styrelseledamöter, med högst tre (3) styrelsesuppleanter.

The board of directors elected by the shareholder’s meeting shall consist of not less than one (1) member and not more than ten (10) members with no more than three (3) deputy members.

Består styreisen av en eller två styrelseledamöter skall minst en styrelsesuppleant väljas.

In the event that the board consists of one or two members, at least one deputy member shall be elected.

§ 8	Revisor - Auditor

Bolaget skall ha lägst en (1) och högst två (2) revisorer samt högst två (2) revisorssuppleanter. Till revisor samt, i förekommande fall, revisorssuppleant skall utses auktoriserad revisor eller registrerat revisionsbolag.

The company shall have not less than one (1) and not more than two (2) auditors and not more than two (2) deputy auditors. As auditor and, when applicable, deputy auditor, shall an authorized public accountant or a registered public accounting firm he elected.

§ 9	Kallelse till bolagsstämma - Notice of the shareholder’s meeting

Kallelse till bolagsstämma skall utfärdas tidigast sex och senast två veckor före b olagsstämman,

Notices of shareholders’ meetings shall be issued not earlier than six weeks and not later than two weeks prior to the meeting.

Kallelse till bolagsstämma, liksom andra meddelanden till aktieägarna, skall ske genom brev med posten eller e-post.

Notice of the shareholders’ meetings, as well as other notices to shareholders, shall be issued by post or e-mail.

§ 10	Ärende på årsstämma - Items at annual shareholders’ meetings

Vid årsstämma skall följande ärenden förekomma till behandling:

The following items shall be addressed at annual shareholders’ meetings:

1)	Val av ordförande vid stämman;
Election of chairman of the meeting;

2)	Upprättande och godkännande av röstlängd;
Preparation and approval of the voting list;

3)	Godkännande av dagordning;
Approval of the agenda;

4)	Val av en (1) eller två (2) justeringspersoner att undertockna protokollot;
Election of one (1) or two (2) persons to approve the minutes of the meeting;

5)	Prövning av om stämman blivit behörigen sammankallad;

Determination as to whether the meeting has been duly convened;

6)	Framläggande av årsredovisning och revisionsbcrättelse samt, i förekommande fall, koncemredovisning och koncernrevisionsberättelse;

Presentation of the annual report and the auditor’s report and, if applicable, the consolidated annual report and the consolidated auditor’s report;

7)	Beslut

Resolutions

a)	om fastställande av resultaträkning och balansräkning, samt, i förekommande fall, koncernresultaträkning och koncernbalansräkning,

concerning adoption of the profit and loss statement and the balance sheet and, if applicable, the consolidated profit and loss statement and the consolidated balance sheet,

b)	om dispositioner beträffande vinst eller förlust enligt den fastställda balansräkningen,

concerning appropriation of the company’s profit or loss in accordance with the adopted balance sheet,

c)	om ansvarsfrihet åt styrelseledamöter och, i förekommande fall, verkställande direktör.

concerning granting of discharge in respect of the directors and, if applicable. the managing director.

8)	Fastställande om antalet styrelseledamöter och revisorer samt, i förekommande fall, styrelsesuppleanter och revisorssuppleanter.

Determination of the number of board members and auditors and, where applicable, the number of deputy board members and deputy auditors;

9)	Fastställande av arvoden åt styrelsen och revisorerna;

Determination of fees for members of the board of directors and auditors;

10)	Val av styrelseledamöter och revisorer samt, i förekommande fall, styrelsesuppleanter och revisorssuppleanter.

Election of the members of the board of directors and auditors and where applicable, deputy board members and deputy auditors.

11)	Annat ärende, som ankommer på stämman enligt aktiebolagslagen eller bolagsordningen.

Other matter, which in accordance with the Swedish Companies Act or the articles of association is to be dealt with at the meeting.

Aningen vid årsstämma den ____juni 2021

Adopted at the general meeting on __ June 2021